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EXHIBIT 10.67

SETTLEMENT AND RELEASE AGREEMENT

THIS SETTLEMENT AND RELEASE AGREEMENT by and between CONSUMER PROGRAMS INCORPORATED (the “Corporation”) and JANE E. NELSON (the “Executive”) is entered into as of this 31st day of December, 2008.

WHEREAS, the Corporation and Executive entered into that certain Employment Agreement dated as of February 6, 2000 and executed the First Amendment to Employment Agreement as of July 3, 2007 (as amended, the “Employment Agreement”);

WHEREAS, Subsections 5(g)(relating to death benefits), 5(h)(relating to disability benefits), 5(i)(relating to supplemental retirement benefits), and 5(j)(relating to survivability of death and supplemental retirement benefits) of the Employment Agreement provides Executive with certain Death Benefits, Disability Benefits and Supplemental Retirement Benefits (collectively referred to herein as the “SERP Benefits”) that provides for monthly payments to Executive or her beneficiaries for a period of at least two hundred forty (240) months in the event of death or retirement and for disability payments until the earlier of death or Executive reaches age 65 if Executive’s employment terminates as a result of disability;

WHEREAS, Executive is 100% vested in her SERP Benefits;

WHEREAS, the Corporation and the Executive have agreed to a lump sum payment of the SERP Benefits at a negotiated discount in exchange for Executive’s release of the Corporation from all future obligations to pay Executive SERP Benefits;

WHEREAS, the Corporation and the Executive have agreed to terminate the Employment Agreement and enter into a new agreement relating to Executive’s employment.

NOW, THEREFORE, in consideration of the covenants set forth herein and for other good and valuable consideration, the Corporation and Executive hereby agree as follows:

1.	In consideration of the Corporation’s payment to Executive of the gross amount of Three Hundred Seventy-five Thousand Dollars ($375,000.00) (the “Accelerated Payment”), between January 5, 2009 and January 9, 2009, Subsections 5(g) relating to death benefits, 5(h) relating to disability benefits, 5(i) relating to supplemental retirement benefits and 5(j) relating to survivability of death and supplemental retirement benefits, of the Employment Agreement are hereby satisfied in their entirety and fully discharged. Executive and the Corporation further agree that the Accelerated Payment is being made pursuant to the transitional rules relating to Code Section 409A, as set out in Internal Revenue Service Notice 2007-86.

2.
In consideration of the payment by the Corporation to Executive of the amount set forth in Section 1 of this Agreement  and the execution and delivery of a new employment agreement in the form attached hereto as Exhibit A, Executive, on her own behalf and on behalf of her heirs and legal representatives, does hereby release the Corporation, its affiliated corporations, and their respective directors, officers, employees and agents of and from any and all claims and causes of action for money or other damages or relief of any kind whatsoever from Corporation, arising out of or related to the Employment Agreement. Executive hereby acknowledges that she has read this release and has been advised to consult an attorney with respect to the terms hereof, and that she fully understands and voluntarily accepts such terms.  Nothing contained herein shall be deemed to waive any of Executive’s rights with respect to benefit plans of the Corporation in which she is entitled to participate, including without limitation, medical, vision, dental, disability and life insurance benefit plans, the 401(k) plan, the retirement plan or the Supplemental Retirement Benefit dated as of June 28, 2006, provided that Executive’s rights shall be subject to the terms of the applicable plans.

3.
The Employment Agreement shall terminate upon Executive’s receipt of the amount to be paid pursuant to Section 1 of this Agreement and the execution and delivery of a new employment agreement in the form attached hereto as Exhibit A.

4.
Executive agrees and acknowledges that the Accelerated Payment shall be net of any taxes that the Corporation is required to withhold thereon, including but not limited to federal and state income and employment taxes.

5.	This Agreement and all actions taken in connection herewith shall be governed and construed in accordance with the substantive laws of the State of Missouri.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CONSUMER PROGRAMS INCORPORATED

By:	/s/ Renato Cataldo
Its:	Chief Executive Officer, President
the "Corporation"

/s/Jane E. Nelson
Executive

Exhibit A

December 31, 2008

Ms. Jane E. Nelson
1101 Webster Crossing Court
St. Louis, MO 63119

RE: Employment

Dear Jane:

I am pleased to confirm your continuing full-time employment with Consumer Programs Incorporated (the “Company”) as General Counsel on the following terms and conditions:

1.  Title;Duties.  Under the direction of the Company’s Chief Executive Officer, your duties and responsibilities will be that of General Counsel and a lead executive of the Company including helping plan, implement and achieve the strategies and goals of the Company as reviewed and established by the Board of Directors.

2.  Base Cash Salary.  Your base cash salary will be $210,000  annually. Your base cash salary will be reviewed with you no less than annually and may be increased from time to time by the Compensation Committee of the Board of Directors.

3.   Annual Bonus.  You will be eligible to participate in the Omnibus Incentive Plan of the Company as a key executive of the Company.  It is anticipated that any payment due you under this plan will be paid substantially in Restricted Shares with annual vesting as determined by the Compensation Committee of the Board.

4.  Access, Equipment and Expenses.  CPI will provide access to its computer equipment and systems and will reimburse you for expenses incurred in the course of performing your duties, subject to your submission of invoices or other customary proof of expense.

5.  Other Benefits.  As a CPI executive, you will generally be entitled to continue participating in other active benefit plans and programs on the same terms as the other executives in the Company.  These benefits currently include:

a.	401(k) Plan: This qualified plan allows employees to contribute up to 25% of base salary annually. The company matches 50% of employee contributions up to a maximum of 5% of salary in common stock.

b.
Health/Disability:  The Company's benefit plan provides for competitive health care coverage and short-term disability insurance.  Employee premiums are adjusted annually.  Long-term disability insurance is also available.

c.
Life Insurance:  Key managers of the Company are eligible for life insurance equal to two times annual base salary to a maximum benefit of $400,000.  Once per year, the key managers are offered an option to convert group term insurance in excess of $50,000 to a permanent cash value policy.  Contributions that the Company would have paid on the term life premiums are paid towards the permanent insurance premium, and the key manager pays the balance.

d.	Vacation: You will be entitled to five weeks of paid vacation per year.

6.  Termination and Severance.  If your employment is terminated by the Company without Cause, you shall be entitled to a severance amount equal to one year’s base salary, payable in a lump sum, provided you execute and deliver a release of all claims arising from or related to your employment and the termination of your employment in a form satisfactory to the Company.  If your employment is terminated for any other reason (including retirement, death or disability), you will be entitled to no benefits, except as provided by law or under the specific terms of the Company’s benefit programs in which you are then participating.  “Cause” as used herein shall mean any of the following acts by or other circumstances:  (i) an act committed, after the date of this Agreement, in bad faith and to the detriment of the Company or any of its affiliates, (ii) refusal or failure to act in substantial accordance with any written material direction or order of the Company, (iii) repeated unfitness or unavailability for service, disregard of the Company’s rules or policies after reasonable notice and opportunity to cure, or misconduct, but not incapacity, (iv) entry of a final order of judgment affirming the conviction of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person, (v) any breach or threatened breach of Sections 7, 8, 9 or 10 of this Agreement, or (vi) material breach or violation of any other provision of this Agreement or of any other contractual obligation to the Company or any of its affiliates.

7.    Insider Status.  As a key executive of the Company, you will be considered an “insider” subject to SEC reporting of all stock transactions and to pre-clearance of all transactions through the Company’s Chief Financial Officer.

8.   Confidentiality.  You will maintain in confidence all non-public information you learn about the Company and its business, including strategies, plans, prospects and financial, employee, vendor and customer information.  You will not use, copy or disclose any such information except as necessary to perform the functions of your job or with the prior consent of the Company.

9.  Non-Compete and Non-Solicitation.  It is agreed that you will not be employed directly by or act in an advisory role for any direct competitor of the Company during the period of your employment and for a period of one year from the date of termination.

10.  Work for Hire.  As an employee, you agree that your ideas, concepts, graphics, creative or    other products of your work will be owned by the Company, and you agree to acknowledge the Company’s ownership in writing upon request from the Company.

11.   Termination of Prior Employment Agreement.  Subject to the Company’s performance of that certain Settlement and Release Agreement between you and the Company, dated as of December 31, 2008, your Employment Agreement with the Company, dated as of February 6, 2000, as amended on July 3, 2007, is hereby terminated.

12.  Withholding.  The Company may withhold from any amounts payable under this agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

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Please acknowledge your agreement to the terms set forth above by signing one copy of this letter in the space provided below and returning a signed original to me.

                                                                                                                               Sincerely,

/s/Renato Cataldo
______________________________
Renato Cataldo
President & Chief Executive Officer

Accepted this 31st day of December, 2008

/s/Jane E. Nelson
__________________________________
Jane E. Nelson